EXHIBIT 99.2

News Release

7007 Pinemont

Houston, Texas 77040 USA

Contact:

Gary D. Owens

Chairman, President & CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

OYO GEOSPACE ANNOUNCES PUBLIC OFFERING

OF COMMON STOCK BY SELLING STOCKHOLDER

Houston, Texas – July 29, 2005 – OYO Geospace Corporation (NASDAQ: OYOG) announced today that it has filed a preliminary prospectus supplement for an offering of 1,250,000 shares of common stock pursuant to an effective shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission. The offering consists of 1,250,000 shares of common stock to be sold by OYO Corporation U.S.A., the selling stockholder. The underwriters have an option to purchase up to 150,000 additional shares of common stock from the selling stockholder to cover over-allotments, if any. The company will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholder.

RBC Capital Markets Corporation will act as sole book-running manager and Simmons & Company International will act as co-manager for the offering.

A copy of the prospectus supplement and related base prospectus relating to this offering may be obtained from RBC Capital Markets Corporation, Dain Rauscher Plaza, 60 S. 6th Street, Minneapolis, MN 55402, Attn: Syndicate Department, Phone: (612) 371-2818.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sales of the securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement.

OYO Geospace is a leading designer and manufacturer of instruments and equipment used by the oil and gas industry for acquiring and processing seismic data, and for characterizing and monitoring producing oil and gas reservoirs. The company also designs, manufactures and distributes thermal imaging equipment and dry thermal film products to a variety of markets, including the screen print, point of sale, signage and textile markets.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, the resolution of the situation in the Middle East and other factors disclosed under the heading “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities end Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.